Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Management Promotions

Partners Trust Financial Group, Inc. (the Company) (Nasdaq: PRTR), announced today that in recognition of its substantial growth and increasing complexity over the last year, Steven A. Covert, Executive Vice President, Chief Operating Officer and Chief Financial Officer has been promoted to Senior Executive Vice President and Chief Operating Officer; and that J. Daniel Mohr, the Company's Vice President of Finance has been promoted to Senior Vice President and Chief Financial Officer.

In Mr. Covert's expanded role, he will be overseeing a newly formed strategic planning function which will focus on implementing the Company's future direction, including: exploring opportunities for additional growth, enhancing non-interest income, and improving operating efficiencies of the Company.

Mr. Mohr, a CPA, has been with the Company since December of 2004 and has previous experience serving as a CFO of a publicly traded bank and spent 5 years as an auditor at KPMG.

Mr. John Zawadzki, President and CEO of the Company, stated "Mr. Covert has been instrumental in transforming our franchise over the last several years and will now be able to focus even more of his energy on moving the Company forward in several very significant areas." Mr. Zawadzki continued, "I am also pleased that during the last year, he has been able to recruit and develop an individual of Mr. Mohr's caliber and am confident that these promotions enhance the overall management profile and corporate governance of our Company."

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 35 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's security filings and code of ethics at www.partnerstrust.com.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778